Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

TriplePoint Venture Growth BDC Corp.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of TriplePoint Venture Growth BDC Corp. and subsidiaries (the “Company”), including the consolidated schedules of investments, as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in net assets, cash flows, and financial highlights for each of the three years in the period ended December 31, 2017, the consolidated financial highlights for the years ended December 31, 2017, 2016, 2015 and for the period from March 5, 2014 (commencement of operations) to December 31, 2014, and have issued our report thereon dated March 12, 2018. Such consolidated financial statements and financial highlights and our report thereon are included in the Company’s annual report on Form 10-K as of and for the year ended December 31, 2017 and in the Registration Statement on Form N-2 (the “Prospectus”).

In our opinion, the financial information set forth under the heading “Senior Securities” as of December 31, 2017, 2016, 2015 and 2014, appearing on page 85 of the Prospectus, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

San Francisco, California

March 26, 2018